Exhibit 99

News Release

Arthur J. Gallagher & Co. Appoints New Director

Rolling Meadows, Ill., July 28, 2021 – Arthur J. Gallagher & Co. (NYSE: AJG) today announced the appointment of Teresa H. Clarke to the company’s Board of Directors.

Ms. Clarke is Chair and CEO of Africa.com LLC, a media holding company with an extensive array of platforms that reach a global audience interested in African content and community. Previously, Ms. Clarke was a Managing Director in the investment banking division of Goldman Sachs & Co., where she led corporate finance and merger & acquisition transactions for corporate clients in the industrials and real estate sectors.

“We are delighted to have Teresa Clarke join our Board of Directors,” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “Teresa brings a wealth of financial, marketing and technology experience and will add a valuable perspective to our Board’s deliberations. We look forward to working with Teresa and benefitting from her judgment and counsel.”

Arthur J. Gallagher & Co. (NYSE: AJG), a global insurance brokerage, risk management and consulting services firm, is headquartered in Rolling Meadows, Illinois. The company has operations in 56 countries and offers client service capabilities in more than 150 countries around the world through a network of correspondent brokers and consultants.

Investors: Ray Iardella	Media: Kelli Murray
VP – Investor Relations	Director Global Public Relations
630-285-3661/ ray_iardella@ajg.com	847-273-3896/ Kelli_Murray@ajg.com

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